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                                                                    EXHIBIT 23.3


                       CONSENT OF INDEPENDENT AUDITORS

We consent to the reference to our firm under the caption "Experts" and to the incorporation by reference in Amendment 1 to the Registration Statement on Form S-4 No. 333-34863 and the related Joint Proxy Statement/Prospectus of Post Properties, Inc. and Columbus Realty Trust of our report dated January 28, 1997, except for Note 15, as to which the date is March 7, 1997, with respect to the consolidated financial statements and schedule of Columbus Realty Trust as of December 31, 1996 and 1995 and for the three years ended December 31, 1996, included in its Annual Report on Form 10-K/A for the year ended December 31, 1996, filed with the Securities and Exchange Commission.




                                        /S/ ERNST & YOUNG LLP
                                        ERNST & YOUNG LLP

Dallas, Texas
September 22, 1997